UNITED STATES

SECURITIES AND EXCHANGE COMMISSION

Washington, D.C. 20549

FORM 8-K

CURRENT REPORT

Pursuant to Section 13 or 15(d)

of the Securities Exchange Act of 1934

Date of Report (Date of earliest event reported): June 24, 2019

Intersect ENT, Inc.

(Exact name of registrant as specified in its charter)

Delaware	001-36545	20-0280837
(State or other jurisdiction of incorporation)	(Commission File Number)	(IRS Employer Identification No.)

1555 Adams Drive Menlo Park, California		94025
(Address of principal executive offices)		(Zip Code)

Registrant’s telephone number, including area code: (650) 641-2100

Not Applicable

(Former Name or Former Address, if Changed Since Last Report)

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions:

☐	Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)

☐	Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)

☐	Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))

☐	Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

Securities registered pursuant to Section 12(b) of the Act:

Title of each class	Trading symbol	Name of each exchange on which registered
Common stock, $0.001 par value	XENT	The Nasdaq Global Market

Indicate by check mark whether the registrant is an emerging growth company as defined in Rule 405 of the Securities Act of 1933 (§230.405 of this chapter) or Rule 12b-2 of the Securities Exchange Act of 1934 (§240.12b-2 of this chapter).

Emerging Growth Company  ☐

If an emerging growth company, indicate by check mark if the registrant has elected not to use the extended transition period for complying with any new or revised financial accounting standards provided pursuant to Section 13(a) of the Exchange Act.  ☐

Item 5.02	Departure of Directors or Certain Officers; Election of Directors; Appointment of Certain Officers; Compensatory Arrangements of Certain Officers

Appointment of New President and Chief Executive Officer

On June 27, 2019, Intersect ENT, Inc. (the “Company”) announced that Thomas A. West has been appointed as the Company’s new President and Chief Executive Officer, effective July 22, 2019 (the “Commencement Date”), and in that role will be the Company’s principal executive officer. On the Commencement Date, Kieran T. Gallahue, the Company’s Interim Chief Executive Officer and Executive Chairman of the Board of Directors of the Company, will cease to be the Company’s principal executive officer and will remain the Executive Chairman of the Board of Directors of the Company.

Mr. West, age 55, has served as division president, diagnostics at Hologic Inc. (“Hologic”), a medical technology company, since October 2014, where he was responsible for managing Hologic’s domestic and international diagnostics solutions business and the general management of Hologic’s full portfolio of businesses in Latin America. From 1992 to 2014, Mr. West worked at Johnson & Johnson in various roles of increasing responsibility. Most recently, he served as the Worldwide Vice President – Strategy and Business Development for Johnson & Johnson’s Diabetes Solutions Companies, in which role he was responsible for business strategy and development initiatives across all markets. Prior to 1992, he served as President of LifeScan North America and as President of LifeScan EMEA.

In connection with Mr. West’s appointment as President and Chief Executive Officer, Mr. West and the Company have entered into an offer letter dated June 24, 2019 (the “Offer Letter”). Under the terms of the Offer Letter, Mr. West will receive an annual base salary of $560,000, a sign-on bonus of $100,000, and will be eligible for an annual target bonus equal to 75% of his base salary paid during the bonus year based on the attainment of certain individual and corporate performance objectives to be determined by Company’s compensation committee each year.

In addition, pursuant to the terms of the Offer Letter, subject to the occurrence of the Commencement Date, Mr. West will receive (1) a restricted stock unit grant to acquire shares of the Company’s common stock having a value of $3,000,000, vesting with respect to 1/3 of the shares each year for three years, (2) a stock option grant to acquire shares of the Company’s common stock having a value of $1,000,000, vesting with respect to 1/8 of the shares on the date that is six months from the date of grant, and the remainder vesting in 42 equal monthly installments thereafter, and (3) a performance-based stock option grant to acquire shares of the Company’s common stock having a value of $3,000,000 (the “Performance Based Option”) vesting with respect to all shares after three years, subject to meeting specified stock price performance metrics, in each case subject to Mr. West’s continued service with the Company.

If Mr. West’s employment is terminated by the Company without cause or if he resigns for good reason, Mr. West will be entitled to the following severance payments and benefits: (i) a cash payment in an amount equal to twelve months of his then current annual base salary; (ii) a cash payment in an amount equal to his target cash incentive award for such year, prorated for the portion of the year in which he provided service to the Company; and (iii) Company-paid COBRA premium reimbursement for up to 12 months.

If Mr. West’s employment is terminated by the Company without cause or if he resigns for good reason and provided that any such termination occurs during the period beginning with the date that is one month before the Company enters into a transaction that would result in the Company’s change of control and ending on the date 12 months following the change of control, in addition to the foregoing severance payments and benefits, Mr. West will be entitled to 100% vesting of any unvested equity awards, provided that his Performance Based Option award will accelerate vesting only to the extent that the performance metrics have been achieved as of the date of termination of employment.

Mr. West’s receipt of the foregoing severance payments and benefits is conditioned on his execution of a release of claims in favor of the Company.

Mr. West will enter into the Company’s standard form of indemnity agreement which is filed as Exhibit 10.1 to the Company’s Registration Statement on Form S-1 (file no. 333-196974) as filed with the Securities and Exchange Commission on July 9, 2014.

The Offer Letter will be filed as an exhibit to the Company’s Quarterly Report on Form 10-Q for the quarter ending June 30, 2019.

Resignation of Chief Financial Officer

On June 27, 2019, the Company announced that Jeryl L. Hilleman, Chief Financial Officer, will resign from the Company effective as of early 2020, to focus on serving on boards of directors of other companies.

SIGNATURES

Pursuant to the requirements of the Securities Exchange Act of 1934, the Registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

Intersect ENT, Inc.
Dated: June 27, 2019
	By:	/s/ David A. Lehman
David A. Lehman
General Counsel and Secretary